                                                                    EXHIBIT 99.3





                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of King Pharmaceuticals, Inc.:

We have audited the accompanying statement of net assets sold and the related statement of revenue and direct expenses (the "Financial Statements") of the Animal Health Product Lines (the Soloxine(R), Pancrezyme(R), Tumil-K(R), Ammonil(R), and Uroeze(R) Product Lines) of King Pharmaceuticals, Inc. as of and for the years ended December 31, 2001 and 2002. These Financial Statements are the responsibility of the Company's management; our responsibility is to express an opinion on these Financial Statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the Financial Statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Financial Statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the Financial Statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Financial Statements were prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 10-K of Virbac Corporation as described in Note 2). The accompanying Financial Statements were prepared to present the net assets sold and the related statement of revenue and direct expenses of the Animal Health Products Lines pursuant to the purchase agreement described in
Note 1, and are not intended to be a complete presentation of the Animal Health Product Lines of King Pharmaceuticals, Inc. assets and liabilities and revenues and expenses.

In our opinion, the accompanying statements of net assets sold and related statements of revenue and direct expenses present fairly, in all material respects, the net assets of Animal Health Product Lines of King Pharmaceuticals, Inc. at December 31, 2001 and 2002, and the revenue and direct expenses, for the years then ended, sold pursuant to the purchase agreement referred to in Note 1, in conformity with accounting principles generally accepted in the United States of America.


PricewaterhouseCoopers LLP

Greensboro, North Carolina
April 1, 2005

ANIMAL HEALTH PRODUCT LINES OF KING PHARMACEUTICALS, INC.
STATEMENTS OF NET ASSETS SOLD
AS OF DECEMBER 31, 2001 AND 2002 AND JUNE 30, 2003 (UNAUDITED)
(IN THOUSANDS)
--------------------------------------------------------------------------------

                            DECEMBER 31,     DECEMBER 31,       JUNE 30,
                              2001             2002               2003
                                                              (UNAUDITED)
Assets
  Inventory                 $  878            $  505            $  746
  Equipment, net               125               110               103
                            ------            ------            ------
  Total Assets              $1,003            $  615            $  849
                            ======            ======            ======









    The accompanying notes are an integral part of the Financial Statements.
                                       2

ANIMAL HEALTH PRODUCT LINES OF KING PHARMACEUTICALS, INC.
STATEMENTS OF REVENUE AND DIRECT EXPENSES
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2002 AND THE SIX MONTHS
ENDED JUNE 30, 2002 AND 2003 (UNAUDITED)
(IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                    SIX MONTHS       SIX MONTHS
                                                  YEAR ENDED       YEAR ENDED          ENDED            ENDED
                                                  DECEMBER 31,     DECEMBER 31,        JUNE 30,        JUNE 30,
                                                      2001             2002             2002            2003
                                                                                     (UNAUDITED)     (UNAUDITED)

Net sales                                            $6,597           $5,643           $2,134           $1,991
                                                     ------           ------           ------           ------

Cost of sales
   (exclusive of depreciation shown below)            1,653            1,752              621              927
Selling, general and administrative                   1,213              943              368              350
Depreciation                                             14               14                7                7
                                                     ------           ------           ------           ------
        Total costs and expenses                      2,880            2,709              996            1,284
                                                     ------           ------           ------           ------
Excess of revenue over direct expenses               $3,717           $2,934           $1,138           $  707
                                                     ======           ======           ======           ======
























    The accompanying notes are an integral part of the Financial Statements.

ANIMAL HEALTH PRODUCT LINES OF KING PHARMACEUTICALS, INC.
NOTES TO THE STATEMENTS OF NET ASSETS SOLD AND STATEMENTS OF REVENUE
AND DIRECT EXPENSES
(IN THOUSANDS)
--------------------------------------------------------------------------------

1.       THE AGREEMENT

         An Asset Purchase Agreement ("Purchase Agreement") was entered into between subsidiaries of King Pharmaceuticals, Inc. ("King") (Jones Pharma Incorporated and JMI-Daniels Pharmaceuticals, Inc.) and Virbac Corporation ("Virbac") on September 8, 2003. Virbac acquired certain assets related to the Soloxine(R), Pancrezyme(R), Tumil-K(R), Uroeze(R) and Ammonil(R) Product Lines of King (the "Animal Health Product Lines") for $15,133, as defined in the Purchase Agreement. Of the total purchase price, $1,500 is contingent upon delivery of specific documents from King to Virbac, and $1,500 is contingent upon the passage of twelve months or the date upon which Virbac is able to produce Soloxine(R). In addition to the above contingencies, the purchase price may be reduced by up to $500 based on certain events defined in the Purchase Agreement.

         The assets acquired as of September 8, 2003 represent intellectual property, unfilled customer orders, inventories, and manufacturing equipment as defined in the Purchase Agreement. These assets include the formulations used solely and exclusively in the manufacture of these products; the chemistry, safety, and efficacy data related solely and exclusively to these products, the registered trademarks of the products and the associated goodwill; the existing advertising and promotional materials pertaining exclusively to these products; the Canadian product registrations of Soloxine(R) and Tumil-K(R); certain equipment related to the manufacture of these products, specified assigned contracts, and unfilled product purchase orders. As part of the Purchase Agreement, King will supply Virbac the Soloxine(R) product for up to one year at set prices.

         In addition to the Purchase Agreement, a License Agreement ("License Agreement") was entered on September 8, 2003 between King and Virbac. Pursuant to the License Agreement, King granted to Virbac a non-exclusive license for certain technology for the manufacture of Soloxine(R) for non-human use.

2.       BASIS OF PRESENTATION

         The Financial Statements have been prepared in order to present the net assets sold, as well as the related revenues and direct expenses, which have been derived from the historical accounting records of King and its subsidiaries and reflect significant assumptions and allocations.

         The accompanying statements were prepared on this basis for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 10-K of Virbac and is not intended to be a complete presentation of Animal Health Product Lines financial position or results of operations.

ANIMAL HEALTH PRODUCT LINES OF KING PHARMACEUTICALS, INC.
NOTES TO THE STATEMENTS OF NET ASSETS SOLD AND STATEMENTS OF REVENUE
AND DIRECT EXPENSES
(IN THOUSANDS)
--------------------------------------------------------------------------------

         King did not account for the Animal Health Product Lines as a separate entity. They were within the branded pharmaceuticals reportable segment of King. The statements of net assets sold and revenues and direct expenses include certain allocations as discussed in Note 3 below. Management of King believes that the allocations are reasonable, however, these allocated expenses are not necessarily indicative of costs that would have been incurred related to the Animal Health Product Lines on a stand-alone basis. Tax expense and interest income have not been included in the accompanying statements of revenues and direct expenses, as they are not specifically identifiable to the Animal Health Product Lines.

         Transaction systems (e.g. payroll, employee benefits, accounts receivable, accounts payable) used to record and account for cash transactions were not designed to track assets/liabilities and receipts/payments on a product specific basis. Given these constraints complete balance sheets and statements of cash flows have not been prepared.

         The interim unaudited financial statements included in this report, in the opinion of management, include all adjustments (consisting of items of a normal recurring nature) considered necessary for a fair presentation. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         REVENUE RECOGNITION
         Revenue is recognized when title and risk of loss are transferred to customers, collection of sales is reasonably assured, and there are no further performance obligations. This is generally at the time products are received by the customer. Accruals for estimated returns, rebates and chargebacks, determined based on historical experience, reduce revenues at the time of sale.

         COST OF SALES
         Cost of sales include product costs at their actual costs. The Pancrezyme(R), Tumil-K(R), Uroeze(R), and Ammonil(R) Product Lines are manufactured by a third-party after King has provided them with the necessary materials and equipment. The direct labor portion of the cost for these products is based on actual charges by the manufacturer.

         SELLING, GENERAL AND ADMINISTRATIVE COSTS
         Selling costs consist primarily of sales force employment costs (salaries, bonuses and fringe benefits). General and administrative costs include expenses for administrative services, such as finance, human resources, legal, information systems, and other corporate affairs. Selling, general and administrative costs have been allocated to the Animal Health Product Lines based on a percentage of net sales. Such percentage is determined by dividing total King selling, general and administrative costs (before co-promotion) by total King net sales. Management believes this method of allocation is reasonable.

ANIMAL HEALTH PRODUCT LINES OF KING PHARMACEUTICALS, INC.
NOTES TO THE STATEMENTS OF NET ASSETS SOLD AND STATEMENTS OF REVENUE
AND DIRECT EXPENSES
(IN THOUSANDS)
--------------------------------------------------------------------------------


         DEPRECIATION
         Depreciation is computed over the estimated useful lives of the related assets using the straight-line method. The estimated useful lives are principally 8 to 15 years for machinery and equipment. Depreciation expense represents only the recorded depreciation on the related assets actually sold as part of the transaction. No allocations of other depreciation expenses were assigned to the Animal Health Product Lines.

         INVENTORIES
         Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Raw materials represent the inventory balances for materials specifically identified as primarily or exclusively used in the manufacture of the Animal Health Product Lines.

         EQUIPMENT
         Equipment is stated at cost. Maintenance and repairs are expensed as incurred.

         USE OF ESTIMATES
         The preparation of the Financial Statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions. Assets, revenues and direct expenses, and related disclosures are affected by such estimates and assumptions. Actual results could differ from those estimates.

4.       INVENTORIES

         Inventories consist of the following:

                                                     DECEMBER 31,         DECEMBER 31,        JUNE 30,
                                                        2001                  2002              2003
                                                                                            (UNAUDITED)

         Finished goods                           $             743      $        441        $      280
         Work-in-process                                          -                 -                69
         Raw Materials                                          135                74               412
                                                  -----------------      -------------       -----------
                                                                878               515               761
         Less inventory valuation allowance                       -               (10)              (15)
                                                  -----------------      -------------       -----------
                                                  $             878         $     505          $    746
                                                  =================      =============      ============


ANIMAL HEALTH PRODUCT LINES OF KING PHARMACEUTICALS, INC.
NOTES TO THE STATEMENTS OF NET ASSETS SOLD AND STATEMENTS OF REVENUE
AND DIRECT EXPENSES
(IN THOUSANDS)
--------------------------------------------------------------------------------


5.       EQUIPMENT, NET

         Equipment, net represents certain equipment related to the manufacture of the Animal Health Product Lines sold as part of the Purchase Agreement.

         Equipment, net consists of the following:


                                           DECEMBER 31,       DECEMBER 31,         JUNE 30,
                                               2001               2002               2003
                                                                                 (UNAUDITED)

         Equipment                            $ 333              $ 333              $ 333
         Accumulated Depreciation              (208)              (223)              (230)
                                              -----              -----              -----
                                              $ 125              $ 110              $ 103
                                              =====              =====              =====



6.       SIGNIFICANT CUSTOMERS

         The following table represents a summary of sales to significant customers as a percentage of gross sales:



                           SIX MONTHS         YEAR       SIX MONTHS     SIX MONTHS
                              ENDED          ENDED          ENDED          ENDED
                           DECEMBER 31,   DECEMBER 31,     JUNE 30,       JUNE 30,
                               2001          2002           2002           2003
                                                         (UNAUDITED)    (UNAUDITED)

         Customer A            23%            19%            17%            19%
         Customer B            n/a            12%            14%            10%
         Customer C            15%            15%            15%            15%
         Customer D            n/a            n/a            n/a            13%
         Customer E            10%            n/a            n/a            n/a


         The information for 2001 was presented as six months ended December 31, 2001 because the information for the first six months was not practical to obtain.